SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of November 16, 2012 (the “Agreement”), is made and entered into by and among Elevate Marketing Group, LLC, a Utah limited liability company (“EMG”), and Elevate, Inc., a Nevada corporation (“Elevate”), on the one hand, and the stockholder of Elevate listed on Exhibit A hereto (each a “Stockholder” and, collectively, the “Stockholders”), acting through their representative, Mike Hansen (“Representative”) with respect to the acquisition of all of the shares of capital stock of iAlarm, Inc., a Utah corporation and wholly-owned subsidiary of EMG (“iAlarm”).  Together, Elevate, EMG and the Stockholders are referred to collectively as the “Parties.”

RECITALS:

WHEREAS, the Stockholders collectively own 7,203,874 shares of Elevate common stock contacted Elevate regarding the acquisition of iAlarm; and

WHEREAS, the Stockholders desire to acquire all of the issued and outstanding Shares of iAlarm (the "iAlarm Shares") held by EMG as of the Closing (as defined herein) in exchange (the “Exchange”) for the Stockholders’ collective 7,203,874 shares of common stock of Elevate (the “Elevate Shares”) pursuant to the terms and conditions set forth below; and

WHEREAS, it is the intention of the Parties that upon completion of the performance by all parties, that the Stockholders will own and control 100% voting and equity interest of iAlarm; and

WHEREAS, EMG and iAlarm desire to make certain representations, warranties, covenants and agreements in connection with and this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1	Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:

“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; and (iv) any officer, director or partner of such other Person. “Control” for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York are required or authorized to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“iAlarm Assets” mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in iAlarm’s business and in which iAlarm has any right, title or interest or in which iAlarm acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of iAlarm, but excluding any of the foregoing, if any, transferred prior to the Closing pursuant to this Agreement or any Related Documents.

“iAlarm Business” means home security management system operated online or through a wireless mobile App.

“iAlarm Shares” means the common shares of iAlarm, no par value.

“iAlarm Stockholders” means, as of any particular date, the holders of iAlarm Shares on that date.

“Encumbrance” means any material mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including restrictive covenants, leases and licenses).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“EMG Assets” mean all properties, subsidiaries, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the EMG Business and in which EMG, or its subsidiaries, holds title or any interest or in which EMG acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of EMG.

“EMG Business” means the business conducted by Elevate, and EMG subsidiaries.

“Elevate Shares” means the common shares of Elevate, $0.001 par value.

“Exchange Shares” means the shares of Elevate Common Stock deliverable by the Stockholders in exchange for Shares of iAlarm.

“Legal Requirement” means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement. Without limiting the foregoing, the laws, rules and regulations of and pursuant to the Sarbanes Oxley Act of 2002 as well as the accounting requirements included in the rules and regulations of the Commission, are included with in the term Legal Requirement.

“Losses” shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal there from, all actual attorneys’, accountants’, investment bankers’ and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 13.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” means a material adverse effect on  (i) the assets, Liabilities, or properties of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Related Documents or (iii) the ability of any Party to perform its obligations under this Agreement and the Related Documents; provided, however, that none of the following shall constitute a Material Adverse Effect on iAlarm: (i) the filing, initiation and subsequent prosecution, by or on behalf of stockholders of any Party, of litigation that challenges or otherwise seeks damages with respect to the Exchange, this Agreement and/or transactions contemplated thereby or hereby, (ii) occurrences due to a disruption of a Party’s business as a result of the announcement of the execution of this Agreement or changes caused by the taking of action required by this Agreement, (iii) general economic conditions, or (iv) any changes generally affecting the industries in which a Party operates.

“Person” means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Regulatory Authority or other entity.

“Regulatory Authority” means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

“Representative” means any director, officer, employee, agent, consultant, advisor or other representative of a Person, including legal counsel, accountants and financial advisors.

“Related Documents” mean the Exhibits and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations there under.

“Subsidiary” of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a 50% or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

“Tax” means any U.S. or non U.S. federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

ARTICLE II
EXCHANGE OF SHARES AND CLOSING

2.1
Exchange of Shares. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), the Stockholders shall deliver to EMG, or its designees, their collective issued and outstanding seven million two hundred three eight hundred seventy four (7,203,874) common shares of Elevate (“Exchange Shares”) together with appropriately executed transfer documents relative to the Exchange Shares, in exchange for all of the issued and outstanding shares of iAlarm, which the Stockholders will hold and retain so that iAlarm is no longer a wholly owned subsidiary of EMG.  Each Stockholder will receive a number of IAlarm Shares based upon its proportional ownership of the Exchange Shares.

2.2
Assets of iAlarm.  As of the Closing, the iAlarm Assets will consist of the Contracts, Intellectual Property, Tangible and Intangible Assets and Records and Documents set forth in Section 2.2(a) through (d) below:

(a)
Contracts.  All rights and benefits of Elevate, EMG or any of its Affiliates under all agreements relating to or useful in the operation of the iAlarm Business including without limitation those set forth on Schedule 2.2(a). Contracts" means all contracts, agreements and other arrangements whether written or oral, to which Elevate, EMG or any Affiliate is a party as to which the breach, non-performance, failure to renew, or cancellation could have a material adverse effect on the iAlarm Business or iAlarm Assets

(b)
Intellectual Property.  All rights, title and interest in and to, all United States and foreign licenses, copyrights (registered and unregistered) and copyright applications, and computer software and other rights associated with the foregoing, existing now or in the future with respect to the iAlarm Assets, including, without limitation the right to sue for past infringement thereof and all other proprietary rights that Elevate, EMG or any Affiliate owns, licenses, or possesses the right to use with respect to the iAlarm Assets (collectively, the "Intellectual Property"). The Intellectual Property is listed on Schedule 2.2 (b). "Computer Software" means all computer source codes, programs, data files, and other software (including both applications software and operating software), including all machine readable code, printed listings of code, documentation, and related property and information relating to the iAlarm Assets.

(c)
Tangible and Intangible  Assets.  All tangible and  intangible  personal  property rights of Elevate and EMG used by or useful in the operation of the iAlarm Business (the "Tangible and Intangible Assets"), which are reflected on Schedule 2.2(c).

(d)
Records and Documents. All books, records, files, papers, databases, and other data (whether such information is stored in print, on electronic media, or pursuant to any audio or video recording) located at Elevate’s facilities or elsewhere in Elevate's custody or control (directly or indirectly), or pertaining to the iAlarm Assets, all of which are reflected on Schedule 2.2(d), except that EMG may retain duplicate copies and computer files for the sole purpose of reference, updating and correction, but for no other purpose.

2.3
Closing. The closing of the transactions contemplated by this Agreement and the Related Documents (“Closing”) shall take place at the offices of Stoecklein Law Group, LLP., 401 West A Street, Suite 1150, San Diego, California, 92101 or at such other location as the parties may agree on or before December 16, 2012 at 10:00 a.m., Pacific Time,. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The Closing may occur by exchange of documents and instruments, without personal attendance of representatives of the parties.

2.4	Deliveries at Closing.

2.4.1	By the Stockholders. At the Closing, the Stockholders shall deliver or cause to be delivered to EMG:

(a)	Stock certificates representing the Exchange Shares, duly endorsed and accompanied by assignments separate from certificate bearing a medallion signature guarantee; and

(b)	The certificate required by Section 8.1; and

(c)	Such other documents and instruments as EMG may reasonably require.

2.4.2	By EMG and Elevate. At the Closing Elevate and EMG shall deliver or cause to be delivered to the Stockholders and iAlarm:

(a)	Stock certificates representing 100% of the iAlarm shares, duly endorsed for transfer to the Stockholders;

(b)	All books and records of iAlarm, including but not limited to corporate record;

(c)	An assignment of lease in a form acceptable to iAlarm assigning Elevate’s right to use the real property located at 180 Avenida La Pata, Suite 200, San Clemente, California;

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ELEVATE AND EMG REGARDING IALARM

Each of Elevate and EMG, jointly and severally, represents and warrants to the Stockholders that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement and, except as provided in Section 9.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement).

3.1
Organization and Qualification. iAlarm is a Utah corporation duly organized, validly existing and in good standing under the laws of Utah. iAlarm has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. iAlarm is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on iAlarm or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Related Documents or the ability of iAlarm to perform its obligations under this Agreement or any of the Related Documents.

3.2	Capitalization.

(a)	As of the date hereof, iAlarm’s authorized capital stock is 10,000 shares of common stock, no par value, of which there are 10,000 shares of common stock outstanding.

(b)	As of the Closing, the authorized, issued and outstanding Shares will be listed on Schedule 3.2(b) hereto.

(c)
As of the Closing, there will be no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require iAlarm to issue, sell, or otherwise cause to become outstanding any of its shares or other ownership interests (collectively “Options”).

(d)
As of the Closing, all of the issued and outstanding Shares of Company will be duly authorized and validly issued and outstanding, fully paid and nonassessable.  As of the Closing, the capital stock will have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

(e)	No iAlarm Shares or Options will be issued between the date of this Agreement and the Closing.

3.3
No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by Elevate and EMG of this Agreement and the Related Documents to which either of them is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of iAlarm under, or result in the creation or imposition of any Encumbrance upon iAlarm, iAlarm Assets, iAlarm Business or iAlarm Shares.

3.4
Intellectual Property. iAlarm has good title to or the right to use all material company intellectual property rights and all material inventions, processes, designs, formulae, trade secrets and know-how necessary for the operation of iAlarm Business without the payment of any royalty or similar payment.

3.5
Compliance with Legal Requirements. Elevate and EMG have operated iAlarm Business in compliance with all Legal Requirements applicable to iAlarm except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on iAlarm or Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents.

3.6
Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to iAlarm, iAlarm Business or iAlarm Assets; and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to Elevate and EMG’s knowledge, threatened that, if adversely determined, would have Material Adverse Effect on iAlarm or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Related Documents.

3.7
Taxes. iAlarm has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, except where such failure would not have a Material Adverse Effect on iAlarm.

3.8
Books and Records. The books and records of iAlarm accurately and fairly represent iAlarm Business and iAlarm Assets and its results of operations in all material respects. All accounts receivable and inventory of iAlarm Business are reflected properly on such books and records in all material respects.

3.9
Brokers or Finders. No broker or finder has acted directly or indirectly for iAlarm or any of its Affiliates in connection with the transactions contemplated by this Agreement, and neither iAlarm, nor any of its Affiliates has incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

3.10	Liabilities. There are no liabilities and continuing obligations of iAlarm, as of the date of this Agreement.

3.11
Disclosure. No representation or warranty of iAlarm in this Agreement or in the Related Documents and no statement in any certificate furnished or to be furnished by iAlarm pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF ELEVATE AND EMG

Each of Elevate and EMG, jointly and severally, represents and warrants to the Stockholders that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and, except as provided in Section 10.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by the Agreement).

4.1
Organization and Qualification. EMG is a limited liability company duly organized, validly existing and in good standing under the laws of Utah. Elevate is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Each of Elevate and EMG has all requisite power and authority to own, lease and use their respective assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. Each of Elevate and EMG is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of their respective properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on EMG or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents or the ability of Elevate or EMG to perform its obligations under this Agreement or any of the Related Documents.

4.2
Authority and Validity. Each of Elevate and EMG has all requisite power to execute and deliver, to perform such party’s obligations under, and to consummate the transactions contemplated by, this Agreement and the Related Documents. The execution and delivery by Elevate and EMG of, the performance by them of their respective obligations under, and the consummation by Elevate and EMG of the transactions contemplated by, this Agreement and the Related Documents have been duly authorized by all requisite action of each of Elevate and EMG. This Agreement has been duly executed and delivered by each of Elevate and EMG and (assuming due execution and delivery by the Stockholders) is the legal, valid and binding obligation of Elevate and EMG, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Elevate and EMG of the Related Documents to which each is a party, and assuming due execution and delivery thereof by the other parties thereto, the Related Documents will be the legal, valid and binding obligations of each such Person, as the case may be, enforceable against each of them in accordance with their respective terms.

4.3
Consents and Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by Elevate or EMG in connection with the execution, delivery and performance by them of this Agreement or any Related Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on EMG or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents or the ability of the Stockholders, Elevate or EMG to perform their respective obligations under this Agreement or any of the Related Documents.

4.4
Compliance with Legal Requirements. Elevate and EMG have operated their respective businesses in compliance with all material Legal Requirements applicable to them, except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on Elevate or EMG or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents.

4.5
Litigation. (i) There are no outstanding judgments or orders against or otherwise affecting or related to Elevate or EMG, their respective business or assets; and (ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of Elevate and EMG, threatened that, if adversely determined, would have a Material Adverse Effect on Elevate or EMG or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents.

4.6
Environmental Matters. Neither Elevate nor EMG has violated any Environmental Laws, each has obtained and maintains all permits, licenses or other approvals required of them under applicable Environmental Laws and each of them is not in violation of any term or condition of any such permit, license or approval, except in each case as would not, individually or in the aggregate, result in a Material Adverse Effect on their respective businesses.

4.7
Reliance Upon Representations and Warranties of Stockholders. Each of Elevate and EMG hereby represents, warrants, acknowledges, and agrees that none of the Stockholders has made, and that neither Elevate nor EMG has relied upon, any statements made by any Stockholder or any agent of the Stockholders, except as provided in Article IV of this Agreement. Each of Elevate and EMG further represents, warrants, acknowledges, and agrees that neither of them has relied upon any information provided by any Stockholder, with the exception of information as an exhibit or schedule to this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, for itself and not on behalf of any other Stockholder, represents and warrants to EMG that the statements contained in this ARTICLE V are correct and complete as of the date of this Agreement and, except as provided in Section 9.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE V, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by the Agreement).

5.1	Capitalization.

(a)	Such Stockholder beneficially and of record owns the number of Elevate Shares set forth opposite their respective name on the attached Exhibit A.

(b)	To the knowledge of such Stockholder, such Elevate Shares have been issued in compliance with applicable securities laws and all other applicable Legal Requirements.

(c)	Such Elevate Shares to be exchanged pursuant to this Agreement have not been pledged, assigned or otherwise transferred to a third party.

5.2
Authority and Validity. The Stockholder has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement (subject to receipt of any consents, approvals, authorizations or other matters). The execution and delivery by such Stockholder of, the performance by such Stockholders of its obligations under, and the consummation by it of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, as of the Closing, assuming due execution and delivery by Elevate and EMG, is the legal, valid, and binding obligation of such Stockholder, enforceable against such Party in accordance with its terms. Upon the execution and delivery of the Related Documents by each Person that is required by this Agreement to execute, or that does execute, this Agreement or any of the Related Documents, and assuming due execution and delivery thereof by EMG and Elevate, the Related Documents will be the legal, valid and binding obligations of such Stockholder, enforceable against such Party in accordance with their respective terms.

5.3
No Breach or Violation. The execution, delivery and performance by the Stockholder of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of such Stockholder under, or result in the creation or imposition of any Encumbrance upon the Elevate Shares.

5.4
Consents and Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by the Stockholder in connection with the execution, delivery and performance by them of this Agreement or any Related Documents or for the consummation by it of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on the Exchange Shares or  a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents or the ability of the Stockholder to perform its obligations under this Agreement or any of the Related Documents.

5.5	Purchase for Investment.

(a)
The Stockholder is acquiring the iAlarm Shares for investment, for its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Stockholder further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of iAlarm Shares.

(b)
The Stockholder understands that the iAlarm Shares are not registered under the Securities Act, that iAlarm’s sale and the issuance of its securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that iAlarm’s reliance on such exemption is predicated on the Stockholder’s representations set forth herein. The Stockholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Act, as such definition is amended by the Dodd-Frank Act.

5.6
Investment Experience. The Stockholder acknowledges that it can bear the economic risk of its investment in the iAlarm Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in iAlarm.

ARTICLE VI
COVENANTS OF ELEVATE AND EMG

Between the date of this Agreement and the Closing Date:

6.1
Additional Information. Elevate and EMG shall provide to the Stockholders and their Representatives such financial, operating and other documents, data and information relating to iAlarm, iAlarm Business and iAlarm Assets and Liabilities of iAlarm, as the Stockholders may reasonably request. Such additional information to include, but not be limited to, audited financial statements of Elevate for the years ending May 31, 2012 and May 31, 2011, all prepared in conformity with US GAAP.

6.2
Continuity and Maintenance of Operations. Elevate shall, and shall cause each of its Subsidiaries, if any, to use its commercially reasonable efforts to promote the financial success of iAlarm Business and promptly notify the Stockholders of any material adverse change in the condition (financial or otherwise) of iAlarm Business and use its commercially reasonable efforts to promote, develop and preserve its relationships with its present employees as well as the goodwill of its customers and promptly notify the Stockholders of any material adverse change in such relationships.

6.3
Consents and Approvals. As soon as practicable after execution of this Agreement, Elevate and EMG shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Regulatory Authority or Person as is required to be obtained, made or given by Elevate and EMG to consummate the transactions contemplated by this Agreement and the Related Documents.

6.4
Notification of Certain Matters. Elevate and EMG shall promptly notify the Stockholders of any fact, event, circumstance or action known to it that is reasonably likely to cause Elevate or EMG to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE V not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to the Stockholders pursuant to this Agreement or the existence or occurrence of which would cause any of Elevate’s or EMG’s representations or warranties under this Agreement not to be correct and/or complete. Elevate and EMG shall give prompt written notice to the Stockholders of any adverse development causing a breach of any of the representations and warranties in ARTICLES III or IV as of the date made.

6.5
Schedules and Signature Pages. Elevate and EMG shall, from time to time prior to Closing, supplement its Schedules with additional information that, if existing or known to it on the date of delivery to the Stockholders, would have been required to be included therein.  In particular, prior to the closing, Elevate and EMG will complete and update Schedules 3.2(b) and 3.2(c) to list all of iAlarm’s stockholders as of the Closing Date as of the Closing Date.

6.6
Payment of Costs of Transaction.  If the transaction is consummated, EMG will be responsible for all the costs of the transaction contemplated by this Agreement, including the reasonable attorney’s fees of the Stockholders.

6.7	Issuance of Additional Shares. No shares of the common stock of iAlarm shall be issued, with the exception of the shares disclosed pursuant to Section 3.2(b) of this Agreement.

6.8
No Solicitations. From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to ARTICLE XII, neither Elevate nor EMG will, nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal, and other than as required to comply with their fiduciary duties.

6.9
Elimination of Outstanding Obligations.  EMG, prior to the Closing, will take all action necessary to pay and otherwise eliminate all of its liabilities associated with iAlarm so that at the Closing, there will be no outstanding or contingent liabilities of iAlarm outstanding.  EMG will also take all such action as may be required to terminate all agreements that call for contingent or future payments of money by iAlarm, including under consulting and employment agreements as of the date of this Agreement.

ARTICLE VII
COVENANTS OF THE STOCKHOLDERS

Between the date of this Agreement and the Closing Date:

7.1
Addition Information. Each stockholder shall provide to EMG and its Representatives such documents, data and information relating to the Stockholder, the Elevate Shares as EMG and its Representative may reasonably request.

7.2
No Solicitations. From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to ARTICLE XII, the Stockholders will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal, and other than as required to comply with their fiduciary duties.

7.3
Consents and Approvals. As soon as practicable after execution of this Agreement, the Stockholder shall use its commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Regulatory Authority or Person as is required to be obtained, made or given by the Stockholder to consummate the transactions contemplated by this Agreement and the Related Documents.

7.4
Notification of Certain Matters. The Stockholder shall promptly notify EMG of any fact, event, circumstance or action known to it that is reasonably likely to cause the Stockholder to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE II not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to EMG pursuant to this Agreement or the existence or occurrence of which would cause any of the Stockholder’s representations or warranties under this Agreement not to be correct and/or complete. The Stockholder shall give prompt written notice to EMG of any adverse development causing a breach of any of the representations and warranties in ARTICLE V.

7.5
The Stockholder’s Further Information. The Stockholder shall, from time to time prior to Closing, supplement the information previously supplied to EMG with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF EMG

All obligations of EMG under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that EMG may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

8.1
Accuracy of Representations. All representations and warranties of the Stockholders contained in this Agreement, the Related Documents and any certificate delivered by any of the Stockholders at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. The Stockholders shall have delivered to EMG a certificate dated as of the Closing Date to the foregoing effect.

8.2
Covenants. The Stockholders shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Related Documents that are to be performed or complied with by them at or prior to Closing.

8.3
Consents and Approvals. All consents, approvals, permits, authorizations and orders required to be obtained by the Stockholders from, and all registrations, filings and notices required to be made by the Stockholders with or given to, any Regulatory Authority or Person as provided herein shall have been obtained.

8.4
Debt Forgiveness. The Stockholders acknowledge and agree that iAlarm shall have forgiven the Revolving Grid Note in favor of Elevate in a principal amount up to $600,000, and any amounts owed thereunder from Elevate, as of the Closing Date.

8.5	Delivery of Exchange Shares. Each Stockholder shall have delivered certificates representing its Exchange Shares together with appropriate documents or stock powers to effectuate the Exchange.

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS

All obligations of the Stockholders under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that the Stockholders may, in its discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

9.1
Accuracy of Representations. All representations and warranties of Elevate and EMG contained in this Agreement and the Related Documents and any other document, instrument or certificate delivered by any of EMG and Elevate at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. EMG and Elevate shall have delivered to the Stockholders a certificate dated as of the Closing Date to the foregoing effect.

9.2
Covenants. EMG and Elevate shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Related Documents and required by this Agreement and the Related Documents to be performed or complied with by EMG and Elevate at or prior to Closing. EMG and Elevate shall have delivered to the Stockholders a certificate dated the Closing Date to the foregoing effect.

9.3
Consents and Approvals. All consents; approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein shall have been obtained.

9.4	Delivery of Documents. EMG and Elevate, as applicable, shall have executed and delivered, or caused to be executed and delivered, to the Stockholders the documents required by Section 2.4.2:

ARTICLE X
MUTUAL GENERAL RELEASE

Effective as of the Closing, each of Elevate and EMG, on the one hand, and each of the Stockholders, one the other hand, agree as follows:

10.1
Release by the Stockholders.  As a material part of the consideration for the Exchange, each Stockholder, for itself and its respective predecessors, successors, affiliates, officers, directors, principals, partners, employees, executors, beneficiaries, representatives, agents, assigns, attorneys, and all others claiming by or through them hereby release and forever discharge Elevate and EMG and their respective predecessors, successors, affiliated entities, subsidiaries, parent companies, affiliates, officers, directors, principals, partners, employees, executors, beneficiaries, representatives, agents, assigns, and attorneys from any and all claims, causes of action, suits, proceedings, debts, contracts, controversies, claims and demands of any kind, nature or description, that were alleged, or could have been alleged, related to or arising out of any event, act or omission prior to the Closing Date, including but not limited to such Stockholder’s purchase, ownership or sale of Elevate Shares, whether based upon a tort, contract or other theory of recovery, and whether for compensatory damages, punitive damages or other relief in law, equity or otherwise.

10.2
Release by the Elevate and EMG.  As a material part of the consideration for the Exchange, each of Elevate and EMG, for itself and its respective predecessors, successors, affiliates, officers, directors, principals, partners, employees, executors, beneficiaries, representatives, agents, assigns, attorneys, and all others claiming by or through them hereby release and forever discharge each Stockholder and their respective predecessors, successors, affiliated entities, subsidiaries, parent companies, affiliates, officers, directors, principals, partners, employees, executors, beneficiaries, representatives, agents, assigns, and attorneys from any and all claims, causes of action, suits, proceedings, debts, contracts, controversies, claims and demands of any kind, nature or description, that were alleged, or could have been alleged, related to or arising out of any event, act or omission prior to the Closing Date, including but not limited to such Stockholder’s purchase, ownership or sale of Elevate Shares, whether based upon a tort, contract or other theory of recovery, and whether for compensatory damages, punitive damages or other relief in law, equity or otherwise.

10.3
Mutual Release.  The releases in this Article X (this “Release”) shall resolve any and all issues, disputes and claims between Elevate and EMG, on the one hand, and each of the Stockholders, on the other hand.  Neither party shall assert any claims against the other party arising from, relating to or in connection with any event, agreement, arrangement, understanding, act or omission prior to the date hereof. In consideration of the releases provided by each party and other valuable consideration provided and benefits received under this Release, each of the parties hereby releases and forever discharges the other party, and its respective agents, servants, officers, directors, employees, shareholders, attorneys, accountants, affiliates, partners, insurers, representatives, successors and assigns, from any and all claims, demands, damages, actions, causes of action or suits of any kind or nature, known or unknown, existing at or before the date of this Release.

10.4
Civil Code Waiver.  Each of the parties acknowledges and understands that this Release includes a release of all known and unknown claims, whether fixed or contingent, at law or in equity.  In giving this release, which includes claims that may be unknown to the parties at present, each party acknowledges that it has read and understands Section 1542 of the California Civil Code which reads as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Each of the parties expressly waives and relinquishes all rights and benefits under that section and any law of California or any other jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims such party may have against the other party.

ARTICLE XI
INDEMNIFICATION

11.1
Indemnification by iAlarm. iAlarm shall indemnify, defend and hold harmless EMG and Elevate, and each of their respective directors, officers, managers, employees, agents, attorney’s and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from the operations of iAlarm after the Closing Date.

11.2
Indemnification by Elevate and EMG. Each of Elevate and EMG shall indemnify, defend and hold harmless each Stockholder and iAlarm and its directors, officers, managers, employees, agents, attorney’s and representatives, from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from (i) any breach of any representation, warranty, covenant or agreement of Elevate or EMG contained in this Agreement made as of the Closing Date, (ii) from the operation and/or assets of iAlarm prior to the Closing Date, (iii) from any claims by third parties with respect to the iAlarm Business, iAlarm Assets or iAlarm Shares arising prior to the Closing, and (iv) any Taxes imposed upon iAlarm or its business, assets or operations, including interest, penalties and costs, for any period prior to the Closing.

11.3
Indemnification by the Stockholders. Each Stockholder shall indemnify, defend and hold harmless EMG and Elevate and their respective directors, officers, managers, employees, agents, attorney’s and representatives, from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of such Stockholder contained in this Agreement made as of the Closing Date, or from the operation and/or assets of iAlarm subsequent to the Closing Date.

11.4
Notice to Indemnifying Party. If any party (the "Indemnified Party") receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the "Indemnifying Party") is obligated to provide indemnification pursuant to Sections 11.1, 11.2 or 11.3, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising there from and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party's right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 11.4.

11.5
Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the Encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

ARTICLE XII
TERMINATION

12.1	Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)	by mutual written agreement of Parties; or

(b)	by either Stockholders holding a majority of the Exchange Shares or EMG upon notification to the non-terminating party by the terminating party provided that:

(i)
the terminating party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement such that the conditions precedent to such party’s obligations will not be satisfied; or

(ii)
any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Exchange and such order shall have become final and non-appealable, or

(iii)	the transaction has not closed by December 16, 2012.

(c)
by the Stockholders on or before December 16, 2012, if they discover though its due diligence review of iAlarm any breach of a representation or warranty of iAlarm or a condition that is reasonably likely to prevent iAlarm from being able to meet a covenant or a condition to Closing under this Agreement, provided that to terminate this Agreement under this provision, the Stockholders must give written notice of the breach or condition to iAlarm and EMG and iAlarm will have five days in which to cure the breach or condition, which if not cured to the reasonable satisfaction of the Stockholders, the Stockholders shall then provide written notice of termination of this Agreement within two days of the end of the cure period.  If the Stockholders elects not to terminate this Agreement after serving written notice of a breach or condition, then the representation or warranty or the covenant or condition will be deemed modified to either create an exception or waiver, and the Stockholders will not be in breach or put into breach of this Agreement for any purpose thereto related.

12.2
Effect of Termination. If this Agreement is validly terminated by either the Stockholders or EMG pursuant to Section 12.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE XIII
MISCELANEOUS

13.1
Parties Obligated and Benefited. This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Related Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Related Documents.

13.2
Publicity. The initial press release shall be a joint press release and thereafter iAlarm and EMG each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Exchange and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities interdealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities interdealer quotation service.

13.3
Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

(a) If to EMG, to:

Elevate Marketing Group, LLC.
180 Avenida La Pata
Suite 200
San Clemente, CA 92673

With a copy to:

Donald J. Stoecklein, Esq.
Stoecklein Law Group, LLP
401 West A Street, Suite 1150
San Diego, California 92101

(b) If to iAlarm to:

iAlarm, Inc.
180 Avenida La Pata
Suite 200
San Clemente, CA 92673

With a copy to:

Christopher A. Wilson
Wilson & Oskam, LLP
9110 Irvine Center Drive
Irvine, CA 92618

(c) If to the Stockholders:

Mike Hansen
180 Avenida La Pata
Suite 200
San Clemente, CA 92673

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

13.4
Attorneys’ Fees. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Related Documents, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs of such action or suit from the other Party.

13.5	Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

13.6
Choice of Law. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of Nevada, without giving effect to any choice of law provision or rule.

13.7
Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

13.8
Further Actions. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

13.9	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.10
Entire Agreement. This Agreement (including the Exhibits, the Schedules and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties.

13.11
Survival of Representations and Covenants. Notwithstanding any right of any Party fully to investigate the affairs of iAlarm or EMG, as the case may be, and notwithstanding any knowledge of facts determined or determinable by any Party pursuant to such investigation or right of investigation, each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of other Parties contained in this Agreement. Each representation, warranty, covenant and agreement of the Parties contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the second anniversary of the Closing Date unless, prior to such date, a Party has delivered to the other Parties a written notice of a claim with respect to such representation, warranty, covenant or agreement; provided, however, the representations of Elevate and EMG set forth in Sections 3.4 and 3.7 shall survive indefinitely .  The Parties agree that any disclosure made on one schedule will be deemed disclosure on any other schedule calling for the same information.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Elevate Marketing Group, LLC, a Utah limited liability company

/S/ Wright Thurston
Wright Thurston, Manager

By: /S/ Mike Hansen
Mike Hansen, Stockholder Representative
Signing on behalf of Stockholders

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Wright Thurston, Benjamin Ward and Mike Hansen, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Agreement, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

During the course of this transaction, and before purchasing the discussed Securities, Stockholder has been provided with financial and other written information about the Company, Subscriber has had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering, the  Securities, this investment and the business of the Company and its finances; and that Stockholder has had the opportunity to review all documents, books and records of the Company to the extent Stockholder availed himself or herself of this opportunity.

Stockholder understands that by signing this page, Stockholder is allowing the Parties to apply their signature electronically to the document(s) needed to effectuate the transaction contemplated herein.

By signing below, Stockholder attests that he/she is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

Stockholder agrees to all terms, representations and conditions as described in Article V, Article VIII and Article XI, herein.

Stockholder understands that the information contained within these documents is considered material, non-public information, and may not be disclosed to any third party, whether orally or in writing, through any means of communication, by or on behalf of the Stockholder or agent or representative of the Stockholder.  Stockholder may not use any material, non-public information for any purpose except for the purposes of consummating the transaction contemplated.

By:

_____________________________, Stockholder
             (Print Name)

SCHEDULE 3.2(b)

Name	# of Shares

iAlarm, Inc.	10,000

10,000

EXHIBIT A

List of Exchange Shares and Stockholders

Name	ELEV Shares owned today	ELEV Share Exchanged
HP Hall LLC (Hall, Ryan	10,000	7,500
Greathouse Management (Wayne Greathouse)	40,000	30,000
Howell Childrens Revocable Trust (Jashin Howell)	76,480	57,360
Mackey Family LLC	100,000	75,000
Lions Breath Holdings, LLC (Brent Detelich)	250,000	187,500
Balmer, Michael and Kelly	50,000	37,500
Bear Assets (Brad Moody)	100,000	75,000
Linda Cathey Living Trust DTD May 24, 2006	50,000	37,500
Maughan, Brandt Merlin	100,500	75,375
Martin, Michael	120,000	90,000
Miner Family Trust	272,000	204,000
Mollin, Marika	150,000	112,500
Peacock, Fred	375,000	281,250
Rowley, Clint	300,000	225,000
Hall, Ryan	405,206	303,905
Gray, Steve and Joanna	585,000	438,750
Sutherland, Donald	360,000	270,000
The Norton Family Trust, John P Norton TTEE	517,231	387,923
Sutherland Trust	900,000	675,000
Perigon Group	500,000	175,000
The Cathey Family 1995 Trust DTD July 11, 1995	1,100,000	825,000
Stephen H Wander, DC, PA (Wander, Stephen)	25,000	18,750
Earnest, Mark	3,000	2,250
Hall, Rhett	4,000	3,000
Holley, Greg	4,000	3,000
Jolley, Doug	79,000	59,250
Cook Residential Properties (Cook, Jeffrey)	8,000	6,000
Beede, Benjamin	25,600	19,200
Burton, Robyn	7,000	5,250
Feliciano, Danilo Santos	20,000	15,000
Feliciano, Reginald	20,000	15,000
Fritzchte, Trevor	20,000	15,000
Hall, Boyd	30,000	22,500
Hansen, Sam	20,000	15,000
Harrison, Brandon	14,000	10,500
Lohrmeyer, Gerald	50,000	37,500
Matthew Reese Investments	40,000	30,000
McCue, Pamela	30,000	22,500
Perog, Michael	230,000	172,500
Thurston, Sr, Wright	1,000,000	750,000
Bond, Josiah	75,000	56,250
De la Rosa, JD	50,000	37,500
Fowers, Dwight	150,000	112,500
Hall, Breanna	1,000	750
Hansen, Doug	10,000	7,500
Lynch, Gerald	180,000	135,000
Nunley, Randy	200,000	150,000
Olympus Capital (Baxter, Robert)	600,000	450,000
Speaker, Nathan	50,000	37,500
Thurston, Robert	5,000	3,750
Tripp, Alan	50,000	37,500
Dehoff, Frank	165,000	123,750
Kennedy, Ronald	14,815	11,111
Hansen, Mike	180,000	135,000
Ball, Brian	150,000	112,500
	9,871,832	7,203,874